                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 14A

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION


Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Under Rule 14a-12

                               DT INDUSTRIES, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

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     2)  Aggregate number of securities to which transaction applies:

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     3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     4)  Proposed maximum aggregate value of transaction:

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     5)  Total fee paid:

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[ ]      Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:

     2)  Form, Schedule or Registration Statement No.:

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     3)  Filing Party:

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     4)  Date Filed:

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                              [DT INDUSTRIES LOGO]


                                                                    MAY 21, 2002

Dear Fellow Stockholder:


     I am pleased to inform you that after considerable effort we have negotiated a major recapitalization transaction with several parties, including a two-year extension of the maturity of our senior credit facility. As part of the recapitalization, we will strengthen our balance sheet by adding approximately $63.5 million to stockholders' equity and reducing our indebtedness by approximately $66.2 million. We intend to accomplish this by concurrently:


     - selling 7,000,000 shares of our common stock in a private placement to several current stockholders at a purchase price of $3.20 per share, for an increase in capital of $22.4 million, less estimated transaction costs;


     - using approximately $16.1 million of the proceeds from the private placement to repay outstanding indebtedness under our senior credit facility, based upon estimated transaction costs and taxes; and


     - reducing our outstanding subordinated debt by approximately $50.1 million through an exchange of half of the aggregate principal amount of the debt, plus all accrued and unpaid interest through March 31, 2002, for 6,260,658 shares of our common stock at an exchange price of $8.00 per share.

Most importantly, these transactions will enable us to extend the maturity date of our senior credit facility from July 2, 2002 to July 2, 2004. We believe this recapitalization will help us meet our liquidity and capital resources needs, both now and in the future as the economy, our industry and our business hopefully grow stronger.

     Execution of each component of the recapitalization is a condition to completing the other components. Nasdaq's rules require stockholder approval for the issuance of shares of common stock in the private placement. In addition, the Company is contractually obligated to obtain stockholder approval for the issuance of shares of common stock in the subordinated debt restructuring. While stockholder approval is not required for the restructuring of our senior credit facility, to complete that restructuring we must consummate the private placement and the subordinated debt restructuring. Therefore, we cannot complete the senior credit facility restructuring unless our stockholders approve the issuance of shares of common stock in the private placement and the subordinated debt restructuring.


     A special meeting of stockholders to vote on the issuance of shares of common stock in the private placement and the subordinated debt restructuring will be held at the offices of Katten Muchin Zavis Rosenman at 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661, on June 19, 2002, at 9:30 a.m., Central Daylight Time. The attached Notice of Special Meeting and Proxy Statement describes these matters, as well as the other aspects of the recapitalization.



     We look forward to seeing you on June 19, 2002 and urge you to return your proxy card as soon as possible.

                                          Sincerely,

                                          [James J. Kerley Signature]

                                          James J. Kerley
                                          Chairman of the Board
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                              [DT INDUSTRIES LOGO]

                       ---------------------------------

                              DT INDUSTRIES, INC.
                             907 WEST FIFTH STREET
                               DAYTON, OHIO 45407

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE 19, 2002


                       ---------------------------------

To the Stockholders of
DT Industries, Inc.:


     A Special Meeting of Stockholders of DT Industries, Inc., a Delaware corporation (the "Company"), will be held at the offices of Katten Muchin Zavis Rosenman at 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661, on June 19, 2002, at 9:30 a.m., Central Daylight Time, for the following purposes:


     (1) To approve the Company's sale of 7,000,000 shares of common stock at a purchase price of $3.20 per share in a private placement.


     (2) To approve the Company's issuance of 6,260,658 shares of common stock in exchange for $35,000,000 of outstanding preferred securities of the Company's subsidiary trust, plus $15,085,254 of accrued and unpaid cash distributions, at an exchange price of $8.00 per share. This will result in the discharge of an equal principal amount of the Company's junior subordinated debentures and an equal amount of accrued and unpaid interest, all of which is held by the subsidiary trust for the benefit of the holders of the trust preferred securities.


     (3) To transact any other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     These proposals are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on May 6, 2002 are entitled to notice of, and to vote at, the Special Meeting or any adjournment or postponement thereof.
                                          Order of the Board of Directors,

                                          /S/ DENNIS S. DOCKINS

                                          Dennis S. Dockins
                                          General Counsel and Secretary
Dayton, Ohio

May 21, 2002


ALL STOCKHOLDERS ARE URGED TO ATTEND THE SPECIAL MEETING IN PERSON OR BY PROXY. WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED POSTAGE PAID ENVELOPE FURNISHED FOR THAT PURPOSE.

                              DT INDUSTRIES, INC.
                             907 WEST FIFTH STREET
                               DAYTON, OHIO 45407

                       ---------------------------------

                        SPECIAL MEETING OF STOCKHOLDERS

                          TO BE HELD ON JUNE 19, 2002


                       ---------------------------------

                                PROXY STATEMENT
                       ---------------------------------


GENERAL



     The accompanying proxy is solicited by the Board of Directors of DT Industries, Inc., a Delaware corporation (the "Company"), for use at the Special Meeting of Stockholders of the Company (the "Special Meeting") to be held at 9:30 a.m., Central Daylight Time, June 19, 2002, at the offices of Katten Muchin Zavis Rosenman at 525 West Monroe Street, Suite 1600, Chicago, Illinois 60661, or at any adjournments or postponements thereof.


     At the Special Meeting, stockholders will be asked to vote upon the approval of (1) the Company's sale of 7,000,000 shares of its common stock at a purchase price of $3.20 per share in a private placement described herein (the "Private Placement") and (2) the Company's issuance of 6,260,658 shares of its common stock in exchange for $35.0 million of the outstanding preferred securities of the Company's subsidiary trust, plus approximately $15.1 million of accrued and unpaid cash distributions, at an exchange price of $8.00 per share, in connection with the Company's subordinated debt restructuring described herein (the "TIDES Restructuring").


     This Proxy Statement and accompanying form of proxy are first being mailed to stockholders entitled to vote at the Special Meeting on or about May 22, 2002.


RECORD DATE AND OUTSTANDING SHARES

     The Board of Directors has fixed the close of business on May 6, 2002 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting or any adjournments or postponements thereof. As of the record date, the Company had outstanding 10,387,274 shares of common stock. Each holder of record of shares of common stock is entitled to one vote for each share held as of the record date with respect to approval of the issuance of shares of common stock in the Private Placement and the TIDES Restructuring and any other matters that properly come before the Special Meeting.

QUORUM; REQUIRED VOTE; ABSTENTIONS AND BROKER NON-VOTES

     The presence, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding as of the record date constitutes a quorum necessary for the transaction of business at the Special Meeting. Abstentions and broker non-votes will be treated as shares that are present for purposes of determining the presence of a quorum. Broker non-votes are executed proxies returned by brokers holding shares in a brokerage account (sometimes referred to as being held in "street name") that indicate that the brokers have not received instructions from the beneficial owners of the shares represented by the proxies and do not have the discretionary authority to vote the shares with respect to a particular matter.

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     The affirmative vote of the holders of a majority of the shares of common stock represented in person or by proxy and entitled to vote at the Special Meeting is required to approve the Company's issuance of shares of common stock in the Private Placement and the TIDES Restructuring. The Company's executive officers and directors beneficially owned in the aggregate approximately 3.5% of the shares of common stock of the Company outstanding as of the record date and have indicated that they will vote these shares in favor of the Company's issuance of shares of common stock in both the Private Placement and the TIDES Restructuring. The purchasers of the shares of common stock in the Private Placement have agreed to vote, and to use their best efforts to cause certain affiliates to vote, shares representing in the aggregate approximately 53.7% of the shares of common stock outstanding as of the record date in favor of the Company's issuance of shares of common stock in both the Private Placement and the TIDES Restructuring. Please see "Security Ownership of Certain Beneficial Owners and Management" for additional information concerning common stock ownership, following completion of the Private Placement and the TIDES Restructuring, of each stockholder that beneficially owns greater than 5% of the Company's outstanding common stock and is, or has an affiliate, purchasing shares in the Private Placement.



     Abstentions will be considered present and entitled to vote at the Special Meeting and, therefore, will have the same effect as votes against the issuance of common stock in the Private Placement and the TIDES Restructuring. Broker non-votes will be considered present but not entitled to vote at the Special Meeting and, therefore, will have no effect on voting on these matters.


VOTING OF PROXIES


     Stockholders may use the accompanying proxy card if they (1) are unable or do not wish to attend the Special Meeting in person, or (2) wish to have their shares voted by proxy even if they do attend the Special Meeting. You are encouraged to vote your shares by proxy, even if you plan to attend the Special Meeting, so that your vote will be counted if you later decide not to attend the meeting. John M. Casper and Dennis S. Dockins, the persons named as proxies on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors to serve in that capacity. John M. Casper is the Senior Vice President--Finance and Chief Financial Officer of the Company, and Dennis S. Dockins is the General Counsel and Secretary of the Company. The shares represented by executed and returned proxies received before the Special Meeting, and not revoked before they are exercised, will be voted in accordance with the directions indicated thereon. If a stockholder does not indicate how its executed proxy is to be voted, its shares will be voted in favor of the approval of the proposals set forth herein. The Board of Directors of the Company does not expect that any matter other than the approval of the issuance of common stock in the Private Placement and the TIDES Restructuring will be brought before the Special Meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters. Each stockholder can revoke a proxy and change its vote at any time before the Special Meeting by (1) delivering to the Secretary of the Company a written notice revoking the proxy or a later-dated, executed proxy card relating to the same shares, or (2) attending the Special Meeting and voting in person (however, if a stockholder attends the Special Meeting and does not vote, its proxy will still be voted).


     If your shares of common stock are held in an account at a brokerage firm or bank, your broker or bank is considered the stockholder of record of those shares and is forwarding these proxy materials to you because you are considered the beneficial owner. You have the right to direct your bank or broker how to vote your shares. If you do not provide these directions and a broker or bank holding your shares returns an executed proxy card indicating that it does not have discretionary authority to vote on the approval of the issuance of shares of common stock in the Private Placement or the TIDES Restructuring, this will constitute a broker non-vote and have the effect described above. Your broker or bank has enclosed or provided instructions for how to direct it to vote your shares or how to change such vote.

SOLICITATION OF PROXIES

     The Company will pay all the costs of soliciting proxies, including preparing, printing and mailing this Proxy Statement. The initial solicitation of proxies by mail may be supplemented by telephone, Internet or personal solicitation by directors, officers and regular employees of the Company for no additional
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compensation, other than normal overtime pay, if applicable. The Company may also request banks, brokers and other intermediaries holding shares of common stock beneficially owned by others to send this Proxy Statement to, and obtain proxies from, the beneficial owners and will reimburse such intermediaries for their reasonable expenses incurred by them in so doing.

       PROPOSAL 1: APPROVAL OF THE COMPANY'S SALE OF 7,000,000 SHARES OF COMMON STOCK AT A PURCHASE PRICE OF $3.20 PER SHARE IN A PRIVATE PLACEMENT

  PROPOSAL 2: APPROVAL OF THE COMPANY'S ISSUANCE OF 6,260,658 SHARES OF COMMON STOCK IN EXCHANGE FOR $35,000,000 OF OUTSTANDING PREFERRED SECURITIES OF THE
    COMPANY'S SUBSIDIARY TRUST, PLUS $15,085,254 OF ACCRUED AND UNPAID CASH
             DISTRIBUTIONS, AT AN EXCHANGE PRICE OF $8.00 PER SHARE

INTRODUCTION

     The Company has negotiated a significant recapitalization transaction (the "Recapitalization") that, if consummated, will:

     - extend the maturity of its senior credit facility for two years and amend certain terms of the facility (the "Bank Restructuring");


     - increase the Company's stockholders' equity; and


     - decrease the Company's indebtedness.

     The extension of the maturity date of the Company's senior credit facility is essential because the Company will not be able to meet its obligations under the facility if it matures on July 2, 2002 as currently scheduled, which could lead to the initiation of bankruptcy proceedings. In order to obtain this extension from its lenders, the Company determined that it is necessary to concurrently (1) raise additional equity in the Private Placement to help pay down some of the outstanding indebtedness under the senior credit facility and
(2) reduce its subordinated debt held by its subsidiary trust by exchanging half of the trust's outstanding preferred securities, plus accrued and unpaid cash distributions, for equity in the TIDES Restructuring. You are only being asked to approve the Company's issuance of shares of common stock in the Private Placement and the TIDES Restructuring.

REASON FOR THE STOCKHOLDER VOTE


     The Company's common stock is listed on the Nasdaq National Market. Under Nasdaq's rules, as a condition to continued listing on the Nasdaq National Market, the Company must obtain stockholder approval prior to the sale or issuance, other than in a public offering, of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock outstanding before the issuance at a price less than the greater of the book or market value of the common stock. As of May 8, 2002, the date the Company announced an agreement-in-principle regarding the Recapitalization, the last reported sales price per share of the Company's common stock on the Nasdaq National Market was $3.86, and as of May 9, 2002, the date the Company entered into the share purchase agreement for the Private Placement (the "Share Purchase Agreement"), the last reported sales price per share of the Company's common stock on the Nasdaq National Market was $4.30. As of March 24, 2002, the book value per share of the Company's common stock was $7.80. Because the number of shares of common stock to be sold by the Company in the Private Placement will be greater than 19.99% of the shares of common stock of the Company outstanding prior to the transaction and the purchase price of $3.20 per share is below book and market value, the Private Placement requires stockholder approval. In addition, the Company is seeking stockholder approval of the issuance of shares of common stock in the TIDES Restructuring because (1) the number of shares of common stock to be issued by the Company will be greater than 19.99% of the shares of common stock of the Company outstanding prior to the transaction and the exchange price of $8.00 per share was below book value at the


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time the Company negotiated the TIDES Restructuring and (2) the Company agreed with the TIDES holders to obtain such stockholder approval.

     The Bank Restructuring, the TIDES Restructuring and the Private Placement are all dependent upon one another for their completion. Therefore, if the stockholders do not approve the issuance of shares of common stock in both the Private Placement and the TIDES Restructuring, the Company will be unable to consummate the Recapitalization. In that case, if the senior credit facility expires as currently scheduled on July 2, 2002, the Company will not have sufficient cash to satisfy its obligations under the credit facility, will not be able to continue its operations as currently anticipated after that date and may need to file for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in order to continue operations with minimal disruption and preserve the value of its assets.

THE BANK RESTRUCTURING


     The Company uses its borrowings under the senior credit facility to fund working capital requirements, capital expenditures and finance charges. The senior credit facility, which consisted of an $86.2 million revolving credit facility and a $6.6 million term credit facility as of May 15, 2002, was most recently amended in August 2001 to extend the maturity date from July 2, 2001 to July 2, 2002, reset the interest rate and provide for mandatory prepayments of outstanding indebtedness. As a result of its financial performance in the second and third quarters of fiscal year 2002, the Company is currently in default of certain covenants, including the minimum trailing twelve-month earnings before interest, taxes, depreciation, amortization and non-recurring items ("EBITDA") and maximum funded debt to EBITDA financial covenants under the credit facility. The Company is also in default under another financing arrangement and is currently negotiating a forbearance on such default through August 1, 2002. The Company has obtained a waiver from its lenders of the defaults under the senior credit facility through July 2, 2002. Upon consummation of the Recapitalization, these waivers will become permanent. As of May 15, 2002, total borrowing availability under the revolving credit facility was approximately $28.6 million.


     In connection with the Bank Restructuring, the Company and its lenders have agreed to enter into a Twelfth Amendment to the Fourth Amended and Restated Credit Facilities Agreement (the "Bank Amendment") whereby:

     - the maturity date of the facility will be extended from July 2, 2002 to July 2, 2004;


     - the Company's total commitment (the term loan and revolver) under the facility will be reduced from an expected $88.3 million at June 30, 2002 to $76.3 million upon completion of the Recapitalization;



     - approximately $16.1 million of the proceeds from the Private Placement will be used to repay outstanding indebtedness under the revolving credit facility upon completion of the Recapitalization, based upon estimated transaction costs and taxes;


     - all revolver advances made under the credit facility and letters of credit issued after consummation of the Bank Restructuring in excess of $53.0 million will be subject to a monthly asset coverage test comprised of 65% of eligible accounts and 25% of eligible inventory; and

     - the interest rate per annum will be reset at the Eurodollar Rate plus 4.00% or the Prime Rate plus 3.50% for all revolver advances up to $53.0 million and the Prime Rate plus 4.00% for all revolver advances in excess of $53.0 million.


     The Bank Amendment will require the Company to make pro rata reductions of the revolving loan commitment and outstanding principal under the term loan (1) of $1.5 million per quarter commencing on September 30, 2002, (2) as a result of excess cash flow for the fiscal year ending June 29, 2003, and (3) as a result of proceeds from equity issuances after the Recapitalization. The Company will also be required to apply to the scheduled quarterly reductions discussed above up to $2.0 million from proceeds received from any future asset sales. In addition, the Bank Amendment will modify various financial covenants in the credit facility agreement relating to annual capital expenditure limitations, minimum EBITDA thresholds, minimum quarterly net worth thresholds and various financial performance ratios. The Company estimates that the total borrowing availability under the revolving credit facility immediately after the Recapitalization will be approximately $20.7 million, of which $17.0 million will be subject to the monthly asset coverage test described above.

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     The Bank Restructuring is conditioned upon, among other things, the completion of both the Private Placement and the TIDES Restructuring and there having been no material adverse change in the Company's prospects as a result of the loss of a significant customer or revenue stream. The Bank Amendment will also provide that an event of default will exist under the facility if any two of Stephen J. Perkins, the Company's President and Chief Executive Officer, John
M. Casper, the Company's Senior Vice President--Finance and Chief Financial Officer, and John F. Schott, the Company's Chief Operating Officer, are no longer employed by, and fulfilling their current positions with, the Company, other than as a result of death, disability or the Board of Directors exercising its fiduciary duty. Upon completion of the Bank Restructuring, the Company must pay the lenders an amendment fee equal to 1.00% of the outstanding principal of the term loan plus the revolving loan commitment at closing. The Company must also pay the lenders a 1.00% facility fee on June 2, 2002, July 2, 2003 and June 2, 2004.

THE TIDES RESTRUCTURING

     On June 12, 1997, the Company completed a private placement to several institutional investors of $70.0 million of 7.16% Convertible Preferred Securities, or TIDES. The TIDES offering was made by a subsidiary of the Company, DT Capital Trust, a Delaware business trust (the "Trust"), which also issued $2,165,000 of 7.16% Convertible Common Securities to the Company. The TIDES represent undivided beneficial ownership interests in the Trust, the sole asset of which is the $72,165,000 aggregate principal amount of the 7.16% Convertible Junior Subordinated Debentures Due 2012 of the Company (the "Junior Debentures"). The Trust acquired the Junior Debentures from the Company with the proceeds of the TIDES offering. As currently structured, the TIDES are convertible at the option of the holders at any time into common stock of the Company at a conversion price of $38.75 per share and are mandatorily redeemable in 2012.

     TIDES holders are entitled to receive cumulative cash distributions at an annual rate of 7.16% of the liquidation preference of $50.00 per security, accruing from the offering date of the TIDES and payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year. In connection with the September 1999 amendment to its senior credit facility, the Company elected to defer interest payments on the Junior Debentures for up to five years. As a result, quarterly distributions on the TIDES have also been deferred during this period. As of March 31, 2002, the Company has deferred $15,085,254 of quarterly distributions on the TIDES.


     As a condition to the Bank Restructuring and the Private Placement, the Company and the Trust have entered into an exchange agreement with the TIDES holders (the "TIDES Agreement") whereby they will convert (1) $35.0 million of the outstanding TIDES into $35.0 million in aggregate principal amount of Junior Debentures and (2) approximately $15.1 million of accrued and unpaid distributions on the TIDES as of March 31, 2002 into approximately $15.1 million of accrued interest on the Junior Debentures. These Junior Debentures and this accrued interest will then be immediately exchanged for an aggregate of 6,260,658 shares of the Company's common stock, representing an exchange price of $8.00 per share. The 6,260,658 shares of common stock to be issued upon consummation of the TIDES Restructuring represent an increase of approximately 60% over the shares of common stock outstanding as of May 21, 2002. The Company and the TIDES holders negotiated this exchange price to be the lesser of $8.00 per share or 2.5 times the purchase price of the shares of common stock being sold in the Private Placement. With respect to the $35.0 million of TIDES that will remain outstanding after the TIDES Restructuring is completed, the Company, the Trust and the TIDES holders have agreed to amend the terms of these securities to shorten the maturity date of the TIDES from May 31, 2012 to May 31, 2008 and reduce their conversion price from $38.75 to $14.00 per share. Accordingly, the Company has reserved 2,500,000 shares of common stock for issuance upon the future conversion of these remaining TIDES. The Company has also negotiated a "distribution holiday" with the TIDES holders pursuant to which distributions on the remaining TIDES will not accrue from April 1, 2002 through July 2, 2004. In addition, provided that the Company makes its first distribution payment following the "distribution holiday," the Company shall have the right from time to time thereafter to defer payments of distributions on the TIDES through their maturity in 2008. Corresponding changes will be made to the $35.0 million in aggregate principal amount of Junior Debentures that will remain outstanding after the


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

TIDES Restructuring is completed. In addition, upon the closing of the TIDES Restructuring, the TIDES holders as a group will have the right to appoint one representative to attend and observe meetings of the Company's Board of Directors. This right will expire upon the exchange and conversion of all of the remaining TIDES into shares of common stock.

     The Company has agreed to file a registration statement with the Securities and Exchange Commission (the "SEC") to register the resale of the common stock issued upon exchange of the TIDES and the accrued distributions and issuable upon conversion of the remaining TIDES as soon as practicable, but in any event within 120 days, following the closing of the Recapitalization. However, the TIDES holders have agreed to not sell, transfer or otherwise dispose of common stock of the Company for a period of 180 days following consummation of the Recapitalization. Under the TIDES Agreement, the Company will in general indemnify TIDES holders against all losses, claims, damages, liabilities or expenses to which they become subject that arise out of or are based upon (1) an untrue statement or omission of a material fact in the registration statement or the related prospectus, (2) any inaccuracy in the representations and warranties of the Company contained in the TIDES Agreement within 18 months of the closing of the TIDES Restructuring or (3) any failure of the Company to perform its obligations under the TIDES Agreement or applicable law. The Company's aggregate liability for breaches of its representations and warranties and failures to perform its obligations under the TIDES Agreement is capped at $75 million. The Company has also agreed to reimburse the TIDES holders for up to $100,000 of their legal expenses incurred in connection with the TIDES Restructuring.

     The completion of the TIDES Restructuring is contingent upon:


     - the Company obtaining stockholder approval for the issuance of the shares of common stock in the TIDES Restructuring;


     - the completion of both the Bank Restructuring and the Private Placement; and

     - the satisfaction or waiver of customary closing conditions regarding the continued accuracy of the Company's representations and warranties, the Company's performance of its obligations under the TIDES Agreement and the TIDES holders' receipt of an officer's certificate and legal opinions.

     In addition, any one or more of the TIDES holders beneficially owning in the aggregate more than one-third of the TIDES may terminate their obligations under the Exchange Agreement at any time after July 2, 2002 if the Recapitalization has not closed on or before that date.

THE PRIVATE PLACEMENT


     On May 9, 2002, as part of the Recapitalization, the Company entered into the Share Purchase Agreement with several current stockholders to issue an aggregate of 7,000,000 shares of common stock at a purchase price of $3.20 per share in the Private Placement. The 7,000,000 shares to be issued pursuant to the Share Purchase Agreement represent an increase of approximately 67% over the shares of common stock outstanding as of May 21, 2002. See "Considerations of the Board of Directors" for an explanation of how the purchase price in the Private Placement was determined.



     The Company's common stock is traded on the Nasdaq National Market under the symbol "DTII." The last reported sales price per share of the Company's common stock on the Nasdaq National Market was $3.86 on May 8, 2002, the date the Company announced an agreement-in-principle regarding the Recapitalization, $4.30 on May 9, 2002, the date of the Share Purchase Agreement, and $4.41 on May 20, 2002. The Company recommends that you obtain current market quotations for the Company's common stock before you vote and before the Special Meeting because the Company's stock price may fluctuate between now and such times.



     The Company will use the proceeds of the Private Placement, less approximately $5.0 million in estimated transaction costs, of which approximately $0.7 million has already been paid, related to the Recapitalization and approximately $2.0 million in U.S. federal income taxes expected to be incurred by the Company as a result of the TIDES Restructuring, as described below under "Federal Income Tax Consequences of the TIDES Restructuring," to reduce the Company's outstanding debt under the revolving credit facility by approximately $16.1 million. These transaction costs include a $5,000 flat fee payable to the lead purchaser for its legal and other transaction expenses incurred in connection with the Private Placement.


     Under the Share Purchase Agreement, the Company has agreed to file a registration statement with the SEC to register the resale of the 7,000,000 shares of common stock issued in the Private Placement within 15 days after consummation of the Recapitalization. In the event the registration statement is not declared effective by the SEC on or before the 90th day following the closing of the Recapitalization (the "Damages Date"), or the purchasers' use of the related prospectus is suspended for more than 45 days in any 365-day period, the Share Purchase Agreement provides that the Company will be required to pay to each purchaser liquidated damages in an amount equal to 0.05% of the total purchase price of the shares purchased by such purchaser under the Share Purchase Agreement for each trading day after the Damages Date that the registration statement is not declared effective or for each trading day in excess of 45 days in any 365-day period that the purchasers' use of the prospectus is suspended. Under the Share Purchase Agreement, the Company will in general indemnify the purchasers and certain of their related parties against all losses, claims, damages, liabilities or expenses to which they become subject that arise out of or are based upon (1) an untrue statement or omission of a material fact in the registration statement or the related prospectus, (2) any inaccuracy in the representations and warranties of the Company contained in the Share Purchase Agreement within 18 months of the closing of the Private Placement or (3) any failure of the Company to perform its obligations under the Share Purchase Agreement or applicable law. The Company's aggregate liability for breaches of its representations and warranties and failures to perform its obligations under the Share Purchase Agreement is capped at $22.4 million.

     Under the Share Purchase Agreement, the Company also agreed to amend its Amended and Restated Bylaws and its stock option plans to provide that, unless approved by the holders of a majority of the shares of the Company's common stock outstanding, the Company will not:

     - grant stock options that have an exercise price less than the underlying stock's fair market value on the grant date;

     - reprice any outstanding stock options, including through the cancellation of outstanding options and grant of replacement options with a lower exercise price or accelerated vesting schedule or restricted stock;

     - sell or issue any security convertible into, or exercisable or exchangeable for, shares of common stock having a conversion, exercise or exchange price per share that is subject to downward adjustment based on the market price of the common stock at the time of conversion, exercise or exchange; or

     - in general, enter into any equity line or agreement to sell common stock or any security convertible into, or exercisable or exchangeable for, shares of common stock at a purchase, conversion, exercise or exchange price per share that is fixed after the execution date of the agreement.

      The completion of the Private Placement is contingent upon:

      - the Company obtaining stockholder approval for the sale of the shares of common stock in the Private Placement in accordance with Nasdaq's rules;

      - the completion of both the Bank Restructuring and the TIDES Restructuring; and

      - the satisfaction or waiver of customary closing conditions regarding the continued accuracy of the Company's representations and warranties, the Company's performance of its obligations and the purchasers' receipt of an officers' certificate and legal opinions.

In addition, any purchaser under the Share Purchase Agreement may terminate its obligation to purchase shares of common stock under the agreement at any time after July 2, 2002 if the Recapitalization has not closed on or before that date.

FACTORS TO CONSIDER IF THE COMPANY CONSUMMATES THE RECAPITALIZATION


     Stockholders that are not purchasing shares in the Private Placement will suffer significant dilution of their ownership interest and voting power in the Company as a result of the issuance of an aggregate of 13,260,658 shares of common stock upon consummation of the Private Placement and the TIDES Restructuring. The following table illustrates the dilutive effect of the Recapitalization on stockholders' ownership interest in the Company based on the number of shares of common stock outstanding as of May 21, 2002:


                                EQUITY OWNERSHIP


                                                  PRE-RECAPITALIZATION               POST-RECAPITALIZATION
                                            --------------------------------    --------------------------------
                                            OUTSTANDING SHARES    PERCENTAGE    OUTSTANDING SHARES    PERCENTAGE
                                             OF COMMON STOCK      OWNERSHIP      OF COMMON STOCK      OWNERSHIP
                                            ------------------    ----------    ------------------    ----------
Held by Private Placement Purchasers and
  their Affiliates......................         6,640,760(1)       63.9%           13,640,760          57.7%(2)
Held by TIDES Holders...................                 0             0%            6,260,658          26.5%(2)
Held by Executive Officers and
  Directors.............................           364,000           3.5%              364,000           1.5%(2)
Held by All Other Stockholders..........         3,382,514          32.6%            3,382,514          14.3%(2)
                                                ----------          -----           ----------          -----
Total Ownership.........................        10,387,274           100%           23,647,932           100%
                                                ==========          =====           ==========          =====


-------------------

(1) Based on information provided by the purchasers in the Private Placement.


(2) Assuming the conversion of the $35.0 million of TIDES that will remain outstanding after the Recapitalization and the issuance of no other shares of common stock after the Recapitalization, of the 26,147,932 shares of common stock that would be outstanding, 52.2% would be held by the Private Placement Purchasers and their affiliates, 33.5% would be held by the TIDES holders, 1.4% would be held by the Company's executive officers and directors and 12.9% would be held by all other stockholders.


     The Company believes that the Recapitalization will help the Company meet its liquidity and capital resources needs and position it to effectively operate and grow its business. The Company's actual results, performance, liquidity, financial condition, prospects and opportunities, however, will be affected by, among other things, the following factors:

     - the economic condition of industries or markets served by the Company;

     - delays or cancellations of customer orders;

     - delays in shipping dates of products;

     - the amount of cost overruns on projects;

     - product warranty expenses;

     - collectibility of past due customer receivables;

     - significant restructuring or other special non-recurring charges;

     - foreign currency exchange rate fluctuations;

     - the Company's ability to achieve anticipated cost savings and to fully implement project management systems in a timely manner;

     - changes in interest rates;

     - increased inflation;

     - the outcome of pending litigation related to previously announced restated financial statements; and

     - the Company's ability to implement operational and financial systems to manage the Company's decentralized operations.

EFFECT OF THE RECAPITALIZATION ON THE CAPITALIZATION OF THE COMPANY

     The Recapitalization will have a significant impact on the capitalization of the Company. The following table illustrates the Company's consolidated capitalization as of March 24, 2002:

     - on an actual basis; and

     - on an as adjusted basis to give effect to the issuance of shares of common stock in the Private Placement, the exchange of the TIDES and Junior Debentures for shares of common stock in the TIDES Restructuring and the reduction in outstanding debt under the senior credit facility in connection with the Bank Restructuring.


     The capitalization presented below on an as adjusted basis assumes estimated transaction expenses relating to the Recapitalization of approximately $5.0 million, of which approximately $0.7 million has already been paid, and an estimated U.S. federal income tax liability relating to the Recapitalization of approximately $2.0 million resulting from cancellation of indebtedness income of $21.6 million that we have assumed will be realized in the TIDES Restructuring, offset by the Company's projected net operating loss for its fiscal year ending June 30, 2002. For additional information concerning how this estimated federal income tax effect of the TIDES Restructuring was calculated, please see "U.S. Federal Income Tax Consequences of the TIDES Restructuring."



                                                                  MARCH 24, 2002
                                                              ----------------------
                                                               ACTUAL    AS ADJUSTED
                                                               ------    -----------
                                                              (IN THOUSANDS, EXCEPT
                                                                  SHARE AMOUNTS)
                                                                   (UNAUDITED)
Senior secured term and revolving credit facility...........  $ 68,836    $ 52,761
Other senior debt...........................................     7,074       7,074
                                                              --------    --------
          Total senior debt.................................    75,910      59,835
                                                              --------    --------
Company-obligated, mandatorily redeemable convertible
  preferred securities of subsidiary DT Capital Trust
  holding solely convertible junior subordinated debentures
  of the Company............................................    85,085      35,000
                                                              --------    --------
Stockholders' equity:
  Preferred stock, $0.01 par value; 1,500,000 shares
     authorized; no shares issued and outstanding, actual
     and as adjusted
  Common stock, $0.01 par value; 100,000,000 shares
     authorized; 10,387,274 shares outstanding, actual and
     23,647,932 shares outstanding, as adjusted.............       113         246
  Additional paid-in capital................................   126,824     174,593
  Accumulated deficit.......................................   (19,968)     (4,400)
  Cumulative translation adjustment.........................    (2,327)     (2,327)
  Unearned portion of restricted stock......................      (604)       (604)
  Less --
  Treasury stock (988,488 shares), at cost..................   (23,068)    (23,068)
                                                              --------    --------
          Total stockholders' equity........................    80,970     144,440
                                                              --------    --------
Total capitalization........................................  $241,965    $239,275
                                                              ========    ========


U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TIDES RESTRUCTURING

     The Company expects that consummation of the TIDES Restructuring will have the following material U.S. federal income tax effects on the Company. This discussion does not consider any state, local, foreign or other tax consequences that may also result.

     The determination of the fair market value of the 6,260,658 shares of the Company's common stock that will be issued to the TIDES holders upon consummation of the TIDES Restructuring will be based on the market price of the Company's common stock on the date of the consummation of the TIDES Restructuring. Although it cannot be known with certainty what this market price will be, based on the current market price of the Company's common stock, the Company expects that the aggregate fair market value of these shares of stock will likely be substantially less than the $35.0 million of outstanding TIDES plus the $15.1 million of the accrued cash distributions (and therefore the related Junior Debentures and accrued interest) that these shares of common stock will be issued to satisfy. To the extent the fair market value of these shares of common stock is less than the amount of the Company's obligations that the common stock will be deemed to satisfy, the Company will likely realize taxable income from this cancellation of indebtedness ("COD"). As an example, based on a five-day weighted average market price of approximately $4.32, as reported on the Nasdaq National Market, for the period ending May 15, 2002, the aggregate fair market value of the common stock of the Company that will be issued to the TIDES holders would be approximately $27.1 million. If this value were the market value of the Company's common stock as of the consummation of the Recapitalization, it would result in COD for the Company in an amount equal to approximately $20.5 million, net of approximately $2.5 million of transaction costs and other allowable deductions related to the TIDES Restructuring.



     As to the $35.0 million of the TIDES that will remain outstanding, the amendment of the terms of these TIDES will likely constitute a "significant modification" of the TIDES for federal income tax purposes. The amendment of the TIDES would then be viewed as a taxable exchange of the old TIDES for the modified TIDES in which the Company may potentially realize COD. Based on the proposed issue price of the new TIDES of $33.9 million, as determined for federal income tax purposes, the Company expects that this aspect of the TIDES Restructuring will likely result in approximately $1.1 million of COD for the Company based on the current applicable federal rate.



     In planning the Recapitalization, the Company expects to be able to reduce its Recapitalization-related income (including the COD discussed above) that would be recognized for federal income tax purposes through the utilization of its current and accumulated net operating loss ("NOL"). Taken together and based on the assumed market value of the Company's common stock and the proposed issue price of the new TIDES discussed above, the two aspects of the TIDES Restructuring discussed above would result in an amount of COD for the Company equal to approximately $21.6 million. The Company estimates that it will have an NOL of approximately $15.9 million as of the close of its taxable year ending June 30, 2002. Factors that could cause the actual NOL to be more or less than this estimate include differences in the Company's actual versus projected fourth quarter results of operations, changes in estimates of book/tax temporary differences and changes in federal tax laws. Because the Company may not have a sufficient amount of NOL to offset completely the Recapitalization-related COD it expects to realize, the Company may have a federal income tax liability in respect of its Recapitalization-related COD. Based on the figures discussed above, approximately $5.7 million of the COD would not be offset by the Company's NOL, and would be recognized as taxable income for federal income tax purposes. Assuming a 35% federal corporate income tax rate, this amount of recognized COD would produce a Recapitalization-related federal income tax liability of approximately $2.0 million based on information currently available to the Company. Due to recent legislative changes, the Company expects that it may also receive certain tax benefits that would be available to offset and reduce this liability.


     Notwithstanding the "distribution holiday" feature that is present in the amended TIDES that will remain outstanding after consummation of the TIDES Restructuring, federal income tax law requires the issuer of a debt instrument to accrue and deduct certain types of interest at a constant rate over the life of the debt instrument. Therefore, during the distribution holiday period, although the Company will make no cash payments on the amended TIDES, the Company should be entitled to take an interest deduction at a constant rate. Additionally, following the distribution holiday, the interest deduction allowable to the Company will likely be less than the amount of cash distributions made on the TIDES, owing to the benefit that the Company received in respect of having interest deductions during the interest holiday period.

     When viewed together with the Private Placement of the common stock of the Company, the issuance of the common stock of the Company in exchange for the TIDES and the accrued cash distributions will likely result in an ownership change of the Company for federal income tax purposes. This implies, in part, that for the period beginning after the date as of which the ownership change is deemed to have occurred, the Company would be limited in the utilization of any NOL that it had immediately prior to such time. Under this rule, the amount of any such NOL that the Company may utilize in future taxable years would be equal to the fair market value of the Company, multiplied by the federal long-term tax-exempt rate, which for May 2002 is 5.01%. The Company intends to effect the Recapitalization such that the events that will give rise to COD will occur prior to an ownership change of the Company. As explained above, the Company expects to utilize its entire remaining NOL to offset this COD. As such, following an ownership change of the Company, it is expected that the Company would not have any NOL that would be subject to limitation under this rule.

CONSIDERATIONS OF THE BOARD OF DIRECTORS

     The Board of the Directors of the Company has unanimously approved the Recapitalization, believes that the Recapitalization is fair to, and in the best interests of, the Company and its stockholders, and unanimously recommends that its stockholders approve the issuance of shares of common stock in both the Private Placement and the TIDES Restructuring at the Special Meeting.

     The terms of the Recapitalization are the result of extensive negotiations with the lenders, the TIDES holders and the Private Placement purchasers, as well as their respective advisers. In reaching its decision to approve the Recapitalization, the Board of Directors consulted with the Company's senior management and the Company's financial and legal advisers and considered many factors, including, but not limited to, the following:

     - the current state of the Company's business, financial condition and results of operations;

     - the Company's anticipated liquidity and capital resources needs for the next several years;

     - the Company's inability to meet its obligations under its senior credit facility if it expires on July 2, 2002 and to continue its operations as currently contemplated beyond that date without the Recapitalization due to insufficient cash and the lack of strategic alternatives;

     - the impact that filing for bankruptcy would have on its business, creditors and stockholders;

     - the analysis presented by William Blair & Company, L.L.C. ("Blair") and the fairness opinion of Blair delivered to the Board as described below under "Fairness Opinion of Financial Adviser;"

     - the reasonableness of the terms and conditions of the agreements relating to the Bank Restructuring, TIDES Restructuring and Private Placement and the Company's ability to satisfy such terms and conditions;

     - the Company being allowed to register the resale of the shares of common stock being issued in the Private Placement and the TIDES Restructuring under the Securities Act after consummation of the Recapitalization;

     - the current financial market conditions and the historical market prices, volatility and trading volume of the Company's common stock;

     - the likelihood that the Recapitalization would be completed prior to July 2, 2002;

     - the likelihood of the issuance of common stock in both the Private Placement and TIDES Restructuring being approved by its stockholders;

     - the dilution of the ownership interest of the Company's existing stockholders that are not purchasing shares in the Private Placement;

     - the potential effect that the public announcement of the Recapitalization would have on the market price of the Company's common stock; and

     - the potential adverse effect on the market price of the Company's common stock if the Recapitalization is not consummated.

     Other significant factors considered by the Company's Board of Directors in evaluating the Recapitalization were the Private Placement purchase price and the number of shares to be issued in the Recapitalization. After preliminary discussions with its lenders, the Company and its advisers determined that it would be necessary to raise additional equity to reduce the Company's indebtedness under its senior credit facility to enable the Company to obtain a two-year extension of the facility's maturity. To raise sufficient equity to pay down the facility, it was apparent that the Company would have to substantially reduce its subordinated indebtedness. To effect such a reduction, the TIDES holders were requiring that the exchange price for the TIDES and cash distributions to be exchanged for common stock upon consummation of the TIDES Restructuring be equal to the lesser of $8.00 per share or 2.5 times the purchase price in the equity offering. In light of the foregoing, the Board of Directors, while consulting with management and its advisers, considered various factors in agreeing to a fixed purchase price of $3.20 per share, including the following:

     - At the time the negotiations occurred, the market price of the common stock was approximately $3.20 per share and the average trading volume of the common stock for the prior thirty-day period was approximately 12,000 shares per day.

     - Establishing a fixed purchase price in the equity offering would remove an element of uncertainty and market risk from the Recapitalization and ensure that the parties would be committed to the terms of their respective transactions early in the negotiations. The early commitments and lack of uncertainty and market risks were important because each component of the Recapitalization is dependent on the completion of each other component and the Company needs to execute the Bank Amendment and close the Bank Restructuring as soon as possible prior to the senior credit facility's maturity on July 2, 2002.

     - A fixed purchase price with no collar or walk-away rights would require the purchasers to participate in the Private Placement at that price even if the market price of the common stock declined, though it would also require the Company to sell the shares at that price even if the market price of the common stock increased.

     - In light of the need to raise enough capital to pay down indebtedness under the facility and the correlation between the purchase price in the Private Placement and the exchange price in the TIDES Restructuring, a fixed purchase price would cap the amount of ownership and voting dilution that stockholders would experience if the market price of the common stock declined, though it would also fix the amount of dilution even if the market price of the common stock increased.

     The Company's Board of Directors also considered structuring the equity offering as a public rights offering, but, after consultation with its advisers, determined that such an offering would substantially complicate the negotiations of the other components of the Recapitalization and disrupt the timing of the Recapitalization by subjecting the purchase price and number of shares sold to market forces and requiring the Company to go through a potentially lengthy registration process with the SEC.

     The foregoing discussion of the information and factors considered by the Board of Directors in determining that the Recapitalization is fair to, and in the best interests of, the Company and its stockholders is not intended to be exhaustive, but is believed to include the material factors the Board of Directors considered in connection with its evaluation of the Recapitalization. In view of the wide variety of factors considered and the complexity of such matters, the Board of Directors did not attempt to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision.

FAIRNESS OPINION OF FINANCIAL ADVISER

     The Company retained Blair to assist the Company's Board of Directors in its examination of the fairness, from a financial point of view, to the Company of the Recapitalization. At the request of the Company's Board of Directors, on April 8, 2002 Blair delivered to the Company's Board of Directors its oral opinion, which it subsequently confirmed in writing. The opinion states that, as of that date and based upon and subject to the assumptions and qualifications stated in its opinion, (1) the consideration to be received by the Company in the Bank Restructuring in exchange for the new benefits provided to the Company's lenders; (2) the consideration to be received by the Company in the TIDES Restructuring in exchange for the new benefits provided to the TIDES holders; and (3) the consideration to be received by the Company in the Private Placement in exchange for the Company's issuance of shares of its common stock, taken as a whole and assuming that all of the transactions contemplated by the Recapitalization close contemporaneously, was fair from a financial point of view to the Company.

     The full text of Blair's written opinion, dated April 8, 2002, which describes the assumptions made, general procedures followed, matters considered, and limitations on the scope of review undertaken by Blair in rendering its opinion, is attached as Appendix A to this Proxy Statement and is incorporated in this document by reference. Blair's opinion is addressed to the Company's Board of Directors for the purpose of its evaluation of the Recapitalization and is directed only to the fairness of the Recapitalization, as of the date of the opinion and from a financial point of view, to the Company. Blair's opinion is not a recommendation to the Board of Directors or the stockholders of the Company as to the advisability or merits of the Recapitalization or how a stockholder of the Company should vote with respect to the Company's issuance of shares of common stock in the Private Placement or the TIDES Restructuring. The following summary of Blair's opinion is qualified in its entirety by reference to the full text of the opinion attached as Appendix A. Stockholders are urged to read carefully the opinion in its entirety.

     In connection with Blair's review of the proposed Recapitalization and the preparation of its opinion, Blair examined: (1) a term sheet dated April 1, 2002 outlining the Bank Amendment and the Bank Restructuring; (2) a term sheet dated March 1, 2002 outlining the TIDES Agreement (including a draft of the Amended and Restated Declaration of Trust, First Supplemental Indenture and the Amendment and Confirmation to the Guarantee Agreement attached thereto); (3) a draft of the Share Purchase Agreement dated March 7, 2002; (4) certain audited historical financial statements of the Company at and for each of the five one-year periods ended June 1997 through 2001; (5) the unaudited financial statements of the Company at and for the six months ended December 23, 2001; (6) certain internal business, operating and financial information and forecasts of the Company (the "Forecasts") prepared by the senior management of the Company;
(7) information regarding the terms and conditions of other comparable revolving credit facilities Blair deemed relevant; (8) information regarding the terms of other comparable private equity placements Blair deemed relevant; (9) the financial position and operating results of the Company compared with those of certain other publicly-traded companies that Blair deemed relevant; (10) current and historical market prices and trading volumes of the common stock of the Company and other companies that Blair deemed relevant; (11) a draft of this Proxy Statement dated March 28, 2002; and (12) certain other publicly available information concerning the Company. No single company or transaction used in the above analyses as a comparison is identical to the Company or the Recapitalization. In addition, Blair held discussions with Company management to discuss the foregoing. Blair also held discussions and negotiations with the Company's lenders concerning the Company's current default under its senior credit facility and the Bank Restructuring, the TIDES holders concerning the TIDES Restructuring and prospective purchasers of the Company's shares of common stock in the Private Placement. In addition, Blair assisted the Company in identifying and evaluating strategic alternatives to the Recapitalization. Blair considered other matters, which it deemed relevant to its inquiry, and took into account such accepted financial and investment banking procedures and considerations as Blair deemed relevant.

     In rendering its opinion, Blair assumed and relied on, without independent verification, the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with Blair for the purposes of its opinion, including the Forecasts provided by the Company's management and management's forecast of an impending liquidity crisis. Blair was advised by the senior management of the Company that the Forecasts examined by Blair had been reasonably prepared on bases and assumptions reflecting the best currently available estimates and judgments of the senior management of the Company. In that regard, Blair assumed, with the Company's consent, that (1) the Company would achieve operating results that are substantially similar to those set forth in the Forecasts; and (2) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company's financial statements and other information made available to Blair. Blair expressed no opinion with respect to the Forecasts or the estimates, assumptions and judgments on which they were based.

     Blair's opinion was based upon economic, market, financial and other conditions as in effect on, and information made available to Blair as of, the date of its opinion. The opinion noted that subsequent developments might affect the opinion. Blair expressly disclaimed any undertaking or obligation to advise any person of any change in any matter affecting its opinion that might come or be brought to its attention after the date of such opinion.

     Blair noted that its opinion was limited to the fairness, from a financial point of view, to the Company. Blair did not express any opinion as to the price at which the common stock of the Company would trade at any future time or as to the effect of the Recapitalization on the trading price of the common stock of the Company. Blair did not make or obtain an independent valuation or appraisal of the assets, liabilities or solvency of the Company.

     Set forth below is a description, in summary form, of the principal elements of the analyses made by Blair in arriving at its opinion. The summary is not a complete description of the analyses performed or factors considered by Blair. The preparation of a fairness opinion is a complex process that involves determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to summary description. The preparation of a fairness opinion does not involve a mathematical evaluation or weighing of the results of the individual analyses performed. In rendering its opinion, Blair was required to exercise its professional judgment, based on its experience and expertise in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by Blair was carried out in order to provide a different perspective on the Recapitalization and add to the total mix of information available. Blair did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, Blair considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Blair did not place particular reliance or weight on any particular analysis, but instead concluded its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized below, Blair believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion.

     No company or transaction used in Blair's analyses, as a comparison, is directly comparable to the Company or the Recapitalization. In performing its analyses, Blair made numerous assumptions with respect to industry performance, business and economic conditions and other matters. The analyses performed by Blair are not necessarily indicative of future actual values and future results, which may be significantly more or less favorable than suggested by such analyses.

OVERVIEW OF BLAIR'S OPINION

     In rendering its opinion, Blair assessed the following:

          1. The likely effect on the Company of not consummating the Recapitalization or a comparable transaction;

          2. An analysis of the elements of the Recapitalization; and

          3. An analysis of the overall impact of the Recapitalization.

LIKELY EFFECT ON THE COMPANY OF NOT CONSUMMATING THE RECAPITALIZATION OR A COMPARABLE TRANSACTION

     Blair took into account the financial difficulties and liquidity issues facing the Company if it did not consummate the Recapitalization (or a comparable transaction). Blair's opinion was based, in part, on the likelihood that without the Recapitalization (or a comparable transaction), the Company would face a severe liquidity crisis. Further, in forming its opinion, Blair considered that without the Recapitalization (or a comparable transaction), it is likely that the Company would not have the capital necessary to support its operations, achieve its financial forecasts and repay its debt and TIDES obligations, which would most likely have a significantly negative effect on the value of its common stock. Blair noted that as of the date of its opinion, the Company was in default under its senior credit facility and another financing agreement. The Company had obtained a temporary waiver from its lenders of such default under the senior credit facility through May 15, 2002, and the Bank Amendment term sheet provided for the Bank Amendment to contain a waiver of such default pending the consummation of the Recapitalization. Subsequent to April 8, 2002, the Company has also obtained a temporary waiver through May 15, 2002 of such default under the other financing arrangement and the Company is currently negotiating a forbearance through August 1, 2002 with respect to such default. If, however, the Company did not execute the Bank Amendment prior to May 15, 2002, and failed to obtain a permanent waiver thereafter, such defaults could have given rise to certain rights to the Company's lenders, including the right to accelerate the maturity of the indebtedness.


ANALYSIS OF THE ELEMENTS OF THE RECAPITALIZATION

     Blair's opinion is to the financial fairness to the Company of the Recapitalization taken as a whole. In formulating its opinion, however, Blair did consider the effect of each element of the Recapitalization as set forth below. Blair relied on the judgment of the Company's management that the Recapitalization, taken as a whole, would provide the Company with adequate capital to operate its business.

  1. BANK RESTRUCTURING

     The Bank Restructuring, as more specifically described above under "The Bank Restructuring," will benefit the Company in two primary ways. First, the Bank Restructuring will secure for the Company a credit facility with sufficient availability for two years longer than the Company's current senior credit facility. In light of current market conditions and the Company's financial condition, it was unlikely that the Company could secure a substitute credit facility on terms as favorable to the Company as those contained in the Bank Amendment. Second, the Bank Restructuring has secured for the Company a waiver of defaults under the current senior credit facility and, therefore, avoided an acceleration of the Company's outstanding indebtedness thereunder. In addition, the Bank Restructuring will: (1) lower the overall borrowing rates; (2) modify certain financial covenants under the senior credit facility and reset all covenants under the senior credit facility to fit the Forecasts; and (3) decrease mandatory scheduled reductions of the senior credit facility from $2.0 million per month to $1.5 million per quarter commencing on September 30, 2002.

  2. TIDES RESTRUCTURING

     The TIDES Restructuring, as more specifically described above under "The TIDES Restructuring," will facilitate the Bank Restructuring and the Private Placement by reducing the Company's overall leverage.

     As part of the TIDES Restructuring, $35.0 million of original par amount of the TIDES and approximately $15.1 million of accrued and unpaid distributions on the TIDES as of March 31, 2002 will be converted into $35.0 million in aggregate principal amount of Junior Debentures and approximately $15.1 million of accrued interest on the Junior Debentures, respectively. These Junior Debentures and this accrued interest will then be immediately exchanged for an aggregate of 6,260,658 shares of the Company's common stock, representing an exchange price of $8.00 per share. In addition, distributions on the TIDES will be forgiven from March 31, 2002 through July 2, 2004, representing a savings of approximately $5.6 million. Although the exchange price of $8.00 per share represents a significant discount to the original conversion price of $38.75, the new conversion price represents a substantial premium to the Company's closing common stock price of $4.00 per share on April 3, 2002 and the price to be paid in the Private Placement.

     Certain other terms of the TIDES Restructuring are not favorable to the Company. The conversion price for the remaining TIDES will be reduced to $14.00 per share, a significant discount from the original conversion price of $38.75 but a substantial premium to the market price of the Company's common stock as of April 3, 2002. Also the maturity date of the TIDES will be shortened from May 31, 2012 to May 31, 2008.

     Blair analyzed the benefits of converting $50,085,000 of TIDES into shares of common stock versus the reduction in the conversion price and other unfavorable aspects of the TIDES Restructuring. The conversion of the TIDES will reduce the overall leverage of the Company which was necessary in order to facilitate the

Bank Restructuring and the Private Placement. In addition, Blair compared the potential effect of the TIDES Restructuring on the "implied equity value" of the Company's common stock (as described below). Blair first calculated the market capitalization of the Company's common stock plus the principal amount of the Company's debt less cash and equivalents and the principal amount of the TIDES ("Enterprise Value") of the Company. Based on this Enterprise Value of the Company, Blair calculated the implied equity value for the Company, and the resulting implied equity value per share, by deducting from the Enterprise Value the aggregate amount of the Company's debt and the outstanding TIDES, together with the accrued and unpaid distributions on the TIDES. Using the same Enterprise Value of the Company, Blair then calculated the implied equity value for the Company, and the resulting implied equity value per share, assuming the completion of the TIDES Restructuring. Blair noted that the implied equity value and the implied equity value per share of the Company, assuming the completion of the TIDES Restructuring, compared favorably to those values implied before the completion of the TIDES Restructuring. Blair believes this theoretical increase in implied equity value is due to the conversion of $50,085,000 of TIDES and the accrued and unpaid distributions thereon into common stock at a conversion price of $8.00 per share which represents a premium to the implied equity value per share before the conversion as well as to the Company's closing common stock price of $4.00 per share on April 3, 2002. Moreover, Blair noted that the $5.6 million distribution holiday further offset the unfavorable attributes of the TIDES Restructuring, namely the lower conversion price and the accelerated maturity of the remaining TIDES.

  3. PRIVATE PLACEMENT

     The Private Placement, as more specifically described above under the "Private Placement," will facilitate the Bank Restructuring by reducing the Company's overall leverage.

     The Private Placement will consist of the sale of 7,000,000 shares of the Company's common stock. The price per share will be $3.20, a 20.0% discount to the Company's closing common stock price of $4.00 per share on April 3, 2002, although at the time the Company began negotiations to establish the purchase price, the market price of the Company's common stock was approximately $3.20 per share.

     In assessing the Private Placement, Blair took into consideration the relatively illiquid trading market for the Company's common stock. From April 3, 2001 to April 3, 2002, the average daily trading volume for the Company's common stock was 13,702 shares. In addition, the ten largest holders of the Company's common stock held approximately 87.1% of the Company's total shares outstanding.


     Blair compared the 20% discount described above to the discounts to market prices in 88 private placements of common stock from 1997 to the present for industrial and manufacturing companies.


     Information regarding the discount implied by the Private Placement and the discounts in the selected private placements is set forth in the following table:

                                                             APPROXIMATE MARKET
                                              % (DISCOUNT)   CAPITALIZATION FOR    PLACEMENT AS A % OF
                                               TO MARKET           ISSUER         MARKET CAPITALIZATION
                                              ------------   ------------------   ---------------------
PROPOSED RESTRUCTURING
  April 3, 2002.............................    (20.0)%        $ 41.5 million             53.9%
  One Day...................................    (16.0)%
  One Week..................................    (21.0)%
  One Month.................................    (15.3)%
  Thirty Day Average........................    (19.3)%
Sample Mean.................................    (28.8)%        $110.1 million             19.0%
Sample Median...............................    (22.4)%        $ 67.7 million              9.4%

     The discount information presented in the above table for the Company is calculated using the closing share price on April 3, 2002 as well as one day, one week and one month prior to April 3, 2002, in addition to a thirty day average as compared to the $3.20 share price to be received by the Company in the Private Placement. The discount information presented in the above table for the 88 transactions gives the sample mean and median discount information using the closing share price of the issuing companies at the closing date as compared to the share price of the private placements in the 88 transactions.

     Blair observed that the discount for the Private Placement was below the sample mean and median even though the Private Placement was larger relative to the Company's market capitalization than the offerings in the sample. In addition, Blair noted that the Company's common stock is infrequently traded and relatively illiquid when compared to some of the offerings in the sample.

ANALYSIS OF OVERALL IMPACT OF THE RECAPITALIZATION

     In order to assess the financial impact of the Recapitalization, taken as a whole, on the Company, Blair performed certain valuation analyses to estimate the value of the Company. Then, Blair compared the per share value of the Company's common stock prior to the Recapitalization, referred to as the "Pre-Recapitalization Value," with the estimated per share value of the Company's common stock after giving effect to the Recapitalization, referred to as the "Post-Recapitalization Value."

     The valuation analyses performed by Blair included:

          1. Analysis of Selected Publicly Traded Companies: Blair compared the financial position and operating results of the Company with those of certain other publicly traded companies that Blair deemed relevant;

          2. Analysis of Selected Comparable Acquisition Transactions: Blair reviewed purchase price multiples of selected merger and acquisition transactions as well as transactions similar to the Recapitalization that it deemed relevant; and

          3. Discounted Cash Flow Analysis: Blair estimated the net present value of the unleveraged free cash flows that the Company, after the Recapitalization, could produce from fiscal 2002 through fiscal 2006 based on projections provided by the Company's management.

  1. ANALYSIS OF SELECTED PUBLICLY TRADED COMPANIES

     Blair reviewed and compared certain financial information relating to the Company to corresponding financial information for eight publicly traded companies that were selected based on their comparability with the Company. The eight selected companies were: (1) ATS Automation Tooling Systems Inc.; (2) Brooks Automation Inc.; (3) Dover Corporation; (4) Milacron Inc.; (5) Molins Plc; (6) Nordson Corporation; (7) Rockwell Automation, Inc.; and (8) Unova Inc. (collectively, the "Selected Companies").

     Blair chose the Selected Companies because they are publicly traded companies with general business, operating and financial characteristics reasonably comparable to those of the Company. Although Blair utilized the trading multiples of the Selected Companies at April 3, 2002 to estimate the value of the Company, none of the Selected Companies is identical to the Company. Accordingly, the analysis of the Selected Companies involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analysis of trading multiples of the Selected Companies.

     Among the information Blair considered were: (1) revenues; (2) earnings before interest, taxes and non-recurring items ("EBIT"); (3) earnings before interest, taxes, depreciation, amortization and non-recurring items ("EBITDA");
(4) net income; (5) earnings per share ("EPS"); (6) gross profit margins; (7) EBIT margins; (8) net income margins; (9) growth in revenue and net income; and
(10) capital structure. Blair analyzed the Selected Companies in terms of the Enterprise Value as a multiple of revenue, EBITDA and EBIT in addition to equity value as a multiple of calendar 2002 and 2003 estimated earnings. The multiples for the Selected Companies were based on the most recent publicly available financial information as publicly disclosed for each of the Selected Companies and EPS estimates for 2002 and 2003 from Bloomberg L.P., and used closing share prices as of April 3, 2002.

     Information regarding the multiples from Blair's analysis of the Selected Companies is set forth in the following table:

                                                                   COMPARABLE COMPANY
                                                                MEAN AND MEDIAN RESULTS
                                                              ----------------------------
CATEGORY                                                         RANGE      MEAN    MEDIAN
--------                                                         -----      ----    ------
Enterprise Value/Latest Twelve Months Revenue...............  0.40x-2.62x   1.40x   1.46x
Enterprise Value/Latest Twelve Months EBITDA................   5.3x-17.0x   12.6x   13.2x
Enterprise Value/Latest Twelve Months EBIT..................   7.1x-29.5x   23.1x   28.5x
Equity Value/Calendar 2002 Estimated Earnings...............  20.6x-42.7x   28.0x   24.3x
Equity Value/Calendar 2003 Estimated Earnings...............  16.1x-50.0x   23.3x   19.2x

     Blair considered the results of its review of the Selected Companies and selected multiples that it believed to be appropriate in light of the growth prospects and operating characteristics of the Company relative to the Selected Companies. The analysis of the Selected Companies produced an implied Enterprise Value of the Company ranging from $162 million to $237 million.

  2. ANALYSIS OF SELECTED COMPARABLE ACQUISITION TRANSACTIONS

     Blair reviewed twelve completed acquisition transactions that it deemed relevant. These transactions were chosen based on a review of acquired companies that possessed business, operating and financial characteristics that generally were comparable to the Company. The twelve transactions reviewed were (acquired company/acquiror): (1) Arguss Communications, Inc./Dycom Industries, Inc.; (2) PRI Automation, Inc./ Brooks Automation, Inc.; (3) United Dominion Industries Limited/SPX Corporation; (4) Siddons Ramset Limited/Illinois Tool Works, Inc.;
(5) Pinnacle Automation, Inc./FKI Plc; (6) Gleason Corporation/Investor Group;
(7) Furon Company/Norton Company; (8) Scotsman Industries, Inc./Berisford plc;
(9) Herr-Voss Industries, Inc./The Monarch Machine Tool Company; (10) Gradall Industries, Inc./JLG Industries, Inc.; (11) Trident International, Inc./Illinois Tool Works, Inc; and (12) RA Jones & Company, Inc./BWI plc (collectively, the "Selected Transactions").

     Although Blair utilized the transaction multiples of these companies to estimate the value of the Company, none of the companies is identical to the Company. Accordingly, any analysis of the Selected Transactions involved complex considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the value of the Company versus the values of the companies in the Selected Transactions. Blair reviewed the consideration paid in the Selected Transactions in terms of the Enterprise Value of such transactions as a multiple of revenue, EBITDA and EBIT for the latest twelve months prior to announcement of such transactions.

     Information regarding the multiples from Blair's analysis of the Selected Transactions is set forth in the following table:

                                                                 COMPARABLE TRANSACTION
                                                                MEAN AND MEDIAN RESULTS
                                                              ----------------------------
CATEGORY                                                         RANGE      MEAN    MEDIAN
--------                                                         -----      ----    ------
Enterprise Value/Latest Twelve Months Revenue...............  0.68x-2.67x   1.25x   1.09x
Enterprise Value/ Latest Twelve Months EBITDA...............   4.8x-12.6x    8.1x    8.2x
Enterprise Value/ Latest Twelve Months EBIT.................   7.6x-20.0x   11.3x   10.1x

     Blair considered the results of its review of the Selected Transactions and selected multiples that it believed to be appropriate taking into consideration the growth prospects and operating characteristics of the Company relative to the acquired companies in the analysis of the Selected Transactions. The analysis of the Selected Transactions produced an implied Enterprise Value of the Company ranging from $184 million to $225 million.

  3. DISCOUNTED CASH FLOW ANALYSIS OF THE COMPANY

     Using a discounted cash flow analysis, Blair estimated the net present value of the unleveraged free cash flows that the Company, after the Recapitalization, could produce from fiscal 2002 through fiscal 2006 based on projections provided by Company management. In calculating the terminal value, Blair assumed multiples of Enterprise Value to EBITDA ranging from 6.0x to 8.0x in 2006, which multiples Blair believed to be appropriate in such analysis. The annual free cash flows and terminal value were discounted to determine a net present value of the unleveraged equity value of the Company after the Recapitalization. Discount rates in the range of 16.0% to 20.0% were chosen based upon an analysis of the weighted average cost of capital for the Selected Companies described above. The discounted cash flow analysis conducted by Blair produced implied Enterprise Values for the Company ranging from $206 million to $282 million.

  Summary of Company Total Valuation

     Blair considered the results of the analysis of the Selected Companies, the analysis of Selected Transactions and the discounted cash flow analysis of the Company and various other factors, including its assessment of general, economic, market, financial and other conditions, and estimated an Enterprise Value of the Company ranging from $180 million to $220 million.

     Using this range of estimated Enterprise Values of the Company, Blair calculated the resulting implied equity values for the Company including an implied equity value per share. Using the same estimated Enterprise Values of the Company, Blair then calculated the implied equity value for the Company including an implied equity value per share assuming the completion of the Recapitalization. Blair noted that the implied equity value and the implied equity value per share of the Company, assuming the completion of the Recapitalization, compared favorably to those values implied before the completion of the Recapitalization at the lower end and the midpoint of the range of Enterprise Values, while at the higher end of the range of Enterprise Values the implied equity value and the implied equity value per share of the Company, assuming the completion of the Recapitalization, compared unfavorably to those values implied before the completion of the Recapitalization.

SUMMARY OF OPINION

     Blair's opinion is based in part on the three factors described below, with reference to the other considerations and limitations listed above:

          1. Without the Recapitalization (or a comparable transaction), the Company would face a severe liquidity crisis and would likely not have the capital necessary to support its operations, achieve its financial forecasts and repay its debt and TIDES obligations, which would most likely have a significantly negative effect on the value of its common stock;

          2. The elements of the Recapitalization (a) represent a reasonably favorable trade-off of benefits and disadvantages and (b) are comparable to comparable transactions completed by other companies; and

          3. The overall impact of the Recapitalization, taken as a whole, on the Company's implied equity value and implied equity value per share compared favorably to those values implied before the completion of the Recapitalization at the lower end and the midpoint of the range of Enterprise Values estimated by Blair, while at the higher end of the range of Enterprise Values estimated by Blair, the implied equity value and the implied equity value per share of the Company, assuming the completion of the Recapitalization, compared unfavorably to those values implied before the completion of the Recapitalization.

     Based upon and subject to the foregoing, it is Blair's opinion as investment bankers that, as of the date of its opinion, taken as a whole, (1) the consideration to be received by the Company in the Bank Restructuring in exchange for the new benefits provided to the lenders; (2) the consideration to be received by the Company in the TIDES Restructuring in exchange for the new benefits provided to the TIDES holders; and (3) the consideration to be received by the Company in the Private Placement in exchange for the Company's issuance of its common stock is fair, from a financial point of view, to the Company.

ENGAGEMENT OF BLAIR

     The Company's Board of Directors retained Blair pursuant to an engagement letter dated October 18, 2001 to render certain investment banking services in connection with the Recapitalization. Blair was selected because of its experience and expertise in transactions similar to the Recapitalization and its reputation as a nationally recognized investment banking firm. Blair has previously provided investment banking services to the Company and may, from time to time, trade the securities of the Company for its own account and for the account of its customers, and accordingly may at any time hold a long or short position in such securities.

     Pursuant to the engagement letter, the Company paid Blair a non-refundable advisory fee of $350,000 related to the TIDES Restructuring, all of which has been paid. The Company has also agreed to pay Blair an opinion fee of $750,000, which became payable upon Blair advising the Board as to the fairness of the Recapitalization. This opinion fee would also have become payable if Blair had advised the Board that it was unable to render an opinion to such effect. In connection with the Private Placement, the Company has agreed to pay Blair 3.0% of the total consideration received by the Company from its stockholders of record as of October 18, 2001, and 6.0% of the total consideration received by the Company from all other investors, subject to a minimum fee of $500,000.

     The engagement letter also provides that the Company will reimburse Blair for all out-of-pocket expenses (including reasonable fees and expenses of Blair's counsel and any other independent experts retained by Blair) reasonably incurred by Blair in connection with its engagement by the Company. The Company and Blair also entered into a separate letter agreement dated October 18, 2001, whereby the Company agreed to indemnify Blair against certain liabilities in connection with Blair's services under the engagement letter.

     In addition to the foregoing, Blair was retained by the Company in 2001 under a separate engagement letter to provide certain financial advisory services related to a new or amended senior credit facility. Under this engagement letter, the Company agreed to pay Blair a fee of 0.35% of the total committed funds related to the credit facility, of which $250,000 has been paid and is non-refundable and approximately $17,000 will be due upon the closing of the Recapitalization.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE SALE OF 7,000,000 SHARES OF COMMON STOCK AT A PURCHASE PRICE OF $3.20 PER SHARE IN THE PRIVATE PLACEMENT.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE COMPANY'S ISSUANCE OF 6,260,658 SHARES OF COMMON STOCK IN EXCHANGE FOR $35,000,000 OF TIDES, PLUS $15,085,254 OF ACCRUED AND UNPAID CASH DISTRIBUTIONS, AT AN EXCHANGE PRICE OF $8.00 PER SHARE.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

HOLDERS OF MORE THAN FIVE PERCENT BENEFICIAL OWNERSHIP


     The following table sets forth information concerning the beneficial ownership of common stock as of May 21, 2002 by each person who is known by the Company to own beneficially in excess of 5% of the Company's outstanding common stock. Except as otherwise indicated, to the Company's knowledge, all persons listed below have sole voting and investment power with respect to their shares of common stock.



                                                               SHARES OF     OWNERSHIP
NAME OF BENEFICIAL OWNER                                      COMMON STOCK   PERCENTAGE
------------------------                                      ------------   ----------
State of Wisconsin Investment Board(1)......................   1,959,100       18.9%
Ironwood Capital Management, L.L.C.(2)......................   1,583,490       15.2%
Putnam Investments, LLC(3)..................................   1,489,070       14.3%
Robert W. Plaster(4)........................................   1,105,300       10.6%
Dimensional Fund Advisors, Inc.(5)..........................     825,000        7.9%
Royce & Associates, Inc.(6).................................     689,000        6.6%
Fidelity Management & Research(7)...........................     532,000        5.1%


-------------------

(1) The number of shares of common stock shown as beneficially owned was derived from a Schedule 13G/A dated February 15, 2002 and filed with the SEC by State of Wisconsin Investment Board ("SWIB"). After giving effect to the purchase of shares in the Private Placement by SWIB and the concurrent completion of the TIDES Restructuring, SWIB will beneficially own 4,459,239 shares of common stock representing 18.86% of the Company's outstanding shares of common stock. The address of SWIB is P.O. Box 7842, Madison, WI 53707.


(2) The number of shares of common stock shown as beneficially owned was derived from information provided by Ironwood Capital Management, LLC ("ICM") and a
    Schedule 13G dated May 10, 2002 and filed with the SEC jointly by ICM, Warren J. Isabelle ("Isabelle"), Richard L. Droster ("Droster"), Donald Collins ("Collins") and ICM/Isabelle Small-Cap Value Fund (the "Fund"). According to the Schedule 13G, ICM, Isabelle, Droster and Collins each has shared voting power with respect to 1,096,590 shares of common stock and shared dispositive power with respect to 1,583,490 shares of common stock, and the Fund has shared voting and dispositive power with respect to 653,800 shares of common stock. After giving effect to the purchase of shares in the Private Placement by ICM's affiliates, including the Fund, and the concurrent completion of the TIDES Restructuring, ICM will beneficially own 2,883,490 shares of common stock representing approximately 12.2% of the Company's outstanding shares of common stock. The address of each of ICM, Isabelle, Droster, Collins and the Fund is 21 Custom House Street, Boston, MA 02110.


(3) The number of shares of common stock shown as beneficially owned was derived from information provided by Putnam Investments, LLC ("Putnam Investments") and a Schedule 13G/A dated February 5, 2002 and filed with the SEC jointly by Putnam Investments, Marsh & McLennan Companies, Inc. ("Marsh"), Putnam Investment Management, LLC ("PIM") and Putnam Advisory Company, LLC ("PAC"). According to the Schedule 13G/A: (a) Putnam Investments has shared voting power with respect to 461,135 shares of common stock and shared dispositive power with respect to 1,465,280 shares of common stock, (b) PIM has shared dispositive power with respect to 416,735 shares of common stock, and (c) PAC has shared voting power with respect to 461,1315 shares of common stock and shared dispositive power with respect to 1,048,545 shares of common stock. After giving effect to the purchase of shares in the Private Placement by Putnam Investments' affiliates and the concurrent completion of the TIDES Restructuring, Putnam Investments will beneficially own 2,489,070 shares of common stock representing 10.5% of the Company's outstanding shares of common stock. The address of each of Putnam Investments, PIM and PAC is One Post Office Square, Boston, MA 02109.

(4) The number of shares of common stock shown as beneficially owned was derived from a Schedule 13D/A dated January 25, 2001 and filed with the SEC by Robert W. Plaster. The address of Robert W. Plaster is P.O. Box 1600, Lebanon, MO 65536.

(5) The number of shares of common stock shown as beneficially owned was derived from a Schedule 13G/A dated January 30, 2002 and filed with the SEC by Dimensional Fund Advisors, Inc. ("Dimensional"). The address of Dimensional is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401.

(6) The number of shares of common stock shown as beneficially owned was derived from a Schedule 13G/A dated February 7, 2002 and filed with the SEC by Royce & Associates, Inc. ("Royce"). After giving effect to the purchase of shares in the Private Placement by Royce's affiliates and the concurrent completion of the TIDES Restructuring, Royce will beneficially own 1,239,000 shares of common stock representing 5.2% of the Company's outstanding shares of common stock. The address of Royce is 1414 Avenue of the Americas, New York, NY 10019.

(7) The number of shares of common stock shown as beneficially owned was derived from a Schedule 13G/A dated February 14, 2002 and filed with the SEC jointly by Fidelity Management & Research Company ("FMRC"), Fidelity Low Priced Stock Fund (the "Fund"), FMR Corp. ("FMR"), Edward C. Johnson 3d and Abigail
    P. Johnson. According to the Schedule 13G/A, FMRC, a wholly-owned subsidiary of FMR, is the beneficial owner of 536,500 shares of common stock in its capacity as investment adviser to the Fund, which owns the shares. Edward C. Johnson 3d and FMR, through their control of FMRC and the Fund, each has dispositive power with respect to these shares. According to the Schedule 13G/A, Edward C. Johnson 3d, Abigail P. Johnson and members of the Johnson family, through their ownership of voting common stock of FMR, may be deemed to be a controlling group with respect to FMR, and therefore have dispositive power with respect to these shares. According to the Schedule 13G/A, the Board of Trustees for the funds managed by FMRC has sole voting power with respect to these shares. After giving effect to the purchase of shares in the Private Placement by the Fund and the concurrent completion of the TIDES Restructuring, FMRC will beneficially own 1,782,000 shares of common stock representing 7.5% of the Company's outstanding shares of common stock. The address of each of FMRC, the Fund, FMR, Edward C. Johnson 3d and Abigail P. Johnson is 82 Devonshire Street, Boston, MA 02109.

BENEFICIAL OWNERSHIP OF MANAGEMENT


     The following table sets forth certain information concerning the beneficial ownership of common stock as of May 9, 2002 by (1) each director of the Company; (2) each person who served as chief executive officer of the Company during the Company's fiscal year ended June 24, 2001; (3) the two other most highly compensated executive officers of the Company for the Company's fiscal year ended June 24, 2001; and (4) all directors and executive officers of the Company as a group.


                                                                 SHARES OF      OWNERSHIP
NAME OF BENEFICIAL OWNER                                        COMMON STOCK    PERCENTAGE
------------------------                                        ------------    ----------
William H.T. Bush(1)(2).....................................       31,012             *
John M. Casper(3)...........................................       74,000             *
Charles A. Dill(4)(5).......................................       42,247             *
Stephen J. Gore(6)..........................................      156,579          1.49%
James J. Kerley(7)(8).......................................      124,697          1.19%
Robert C. Lannert(9)........................................       12,133             *
Lee M. Liberman(1)(10)......................................       53,539             *
John F. Logan(11)(12).......................................       88,780             *
Stephen J. Perkins..........................................      200,000          1.93%
Charles F. Pollnow(1)(13)...................................       42,874             *
John F. Schott(14)..........................................       65,000             *
                                                                  -------          ----
All directors and executive officers as a group (11
  persons)(15)..............................................      888,461          8.26%
                                                                  =======          ====

-------------------
   *  Less than 1.0%


  (1) Includes 10,750 shares issuable pursuant to options currently exercisable or exercisable within 60 days of May 9, 2002, pursuant to the terms of the Company's 1994 Directors Nonqualified Stock Option Plan.


  (2) Includes 7,262 common stock equivalent units credited under the Company's Directors Deferred Compensation Plan.


  (3) Includes 4,000 shares issuable pursuant to options currently exercisable or exercisable within 60 days of May 9, 2002.



  (4) Includes 8,250 shares issuable pursuant to options currently exercisable or exercisable within 60 days of May 9, 2002, pursuant to the terms of the Company's 1994 Directors Nonqualified Stock Option Plan.


  (5) Includes 23,997 common stock equivalent units credited under the Company's Directors Deferred Compensation Plan.


  (6) Consists solely of shares issuable pursuant to options currently exercisable or exercisable within 60 days of May 9, 2002.



  (7) Includes 18,250 shares issuable pursuant to options currently exercisable or exercisable within 60 days of May 9, 2002, pursuant to the terms of the Company's 1994 Directors Nonqualified Stock Option Plan.


  (8) Includes 101,447 common stock equivalent units credited under the Company's Directors Deferred Compensation Plan.

  (9) Consists solely of Common stock equivalent units credited under the Company's directors Deferred Compensation Plan.

 (10) Includes 25,289 common stock equivalent units credited under the Company's Directors Deferred Compensation Plan.


 (11) Includes 67,000 shares issuable pursuant to options currently exercisable or exercisable within 60 days of May 9, 2002.


 (12) Includes 11,780 common stock equivalent units credited under the Company's Directors Deferred Compensation Plan.

 (13) Includes 24,624 common stock equivalent units credited under the Company's Directors Deferred Compensation Plan.


 (14) Includes 34,000 shares issuable pursuant to options currently exercisable or exercisable within 60 days of May 9, 2002.



 (15) Includes an aggregate of 317,929 shares issuable pursuant to options currently exercisable or exercisable within 60 days of May 9, 2002 and 206,532 common stock equivalent units credited under the Company's Directors Deferred Compensation Plan.


                             STOCKHOLDER PROPOSALS

     Rule 14a-8 of the Securities Exchange Act of 1934 provides that stockholder proposals for the 2002 Annual Meeting of Stockholders must be received at the Company's principal executive office no later than June 7, 2002 to be considered by the Company for possible inclusion in the proxy materials for that meeting.


     In addition, the Company's Amended and Restated By-laws provide that stockholders desiring to bring business before the 2002 Annual Meeting of Stockholders must provide written notice to the Company no earlier than 150 days and no later than 90 days prior to the date of the Annual Meeting, which the Company currently plans to hold on or about November 7, 2002. The written notice must include the information required by Section 14 of the Amended and Restated By-laws. These By-law requirements for advance notice of stockholder proposals are separate and apart from the requirements of Rule 14a-8 described above.


                                          By Order of the Board of Directors,

                                          /S/ DENNIS S. DOCKINS
                                          Dennis S. Dockins
                                          General Counsel and Secretary
Dayton, Ohio

May 21, 2002


                  ALL STOCKHOLDERS ARE REQUESTED TO COMPLETE,
               DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY

                                                                      APPENDIX A


                            WILLIAM BLAIR & COMPANY


                           LIMITED LIABILITY COMPANY


April 8, 2002

Board of Directors
DT Industries, Inc.
907 West Fifth Street
Dayton, Ohio 45407

Gentlemen:

     You have requested our opinion as to the fairness, from a financial point of view, to DT Industries, Inc., a Delaware corporation (the "Company"), of (i) the consideration to be received by the Company in the Senior Credit Facility Restructuring (as defined below) in exchange for the new benefits provided to the Banks (as defined below); (ii) the consideration to be received by the Company in the TIDES Restructuring (as defined below) in exchange for the new benefits provided to the Holders (as defined below); and (iii) the consideration to be received by the Company in the Private Placement (as defined below) in exchange for the Company's issuance of its Common Stock, taken as a whole and assuming that all of the transactions contemplated by the Recapitalization close contemporaneously. The "Recapitalization" means and includes the following:

          (a) The Company and Bank of America, N.A., as Administrative Agent for itself and the other lenders (the "Banks") under the Company's Fourth Amended and Restated Credit Facilities Agreement (the "Senior Credit Facility"), will enter into a 12th Amendment thereto (the "Bank Agreement") pursuant to which certain terms and conditions of the Senior Credit Facility will be amended, including, without limitation, extending its term from July 2, 2002 to July 2, 2004, revising the applicable interest rate, modifying certain financial covenants and reducing total commitment (under both the revolver and term loan) from $94.8 million to $76.8 million (the "Senior Credit Facility Restructuring");

          (b) The Company and the holders (the "Holders") of the 7.16% Convertible Preferred Securities (Term Income Deferrable Equity, or "TIDES") of DT Capital Trust, a subsidiary of the Company, will enter into an Exchange Agreement (the "TIDES Agreement") pursuant to which (i) the Holders will exchange $35 million of the TIDES and $15,085,254 of accrued and unpaid payment-in-kind distributions on the TIDES as of March 31, 2002 for shares of Common Stock of the Company at a conversion price of $8.00 per share (and the related $35 million principal amount of the junior subordinated debentures of the Company held by DT Capital Trust and accrued and unpaid interest thereon will be discharged), and (ii) certain terms and conditions of the remaining outstanding $35 million of TIDES will be amended, including, without limitation, lowering the Common Stock conversion price for such TIDES from $38.75 to $14.00 per share and accelerating the maturity date from May 31, 2012 to May 31, 2008 (the "TIDES Restructuring"); and

          (c) The Company will issue and sell in a private placement, principally to certain existing stockholders of the Company (the "Private Placement"), 7 million shares of Common Stock of the Company at a price of $3.20 per share pursuant to a Share Purchase Agreement (the "Purchase Agreement").

     The Bank Agreement, the TIDES Agreement and the Purchase Agreement, taken together, are referred to herein as the "Recapitalization Agreements."

     In connection with our review of the proposed Recapitalization and the preparation of our opinion herein, we have examined: (a) a term sheet dated April 1, 2002 outlining the Bank Agreement and the Senior Credit Facility Restructuring; (b) a term sheet dated March 1, 2002 outlining the TIDES Agreement (including a draft of Amended and Restated Declaration of Trust, First Supplemental Indenture and the Amendment and Confirmation to the Guarantee Agreement attached thereto); (c) a draft of the Purchase Agreement dated March 27, 2002; (d) certain audited historical financial statements of the Company at and for each of the five one-year periods ended June 1997 through 2001; (e) the unaudited financial statements of the Company at and for the six months ended December 23, 2001; (f) certain internal business, operating and financial information and forecasts of the Company (the "Forecasts") prepared by the senior management of the Company; (g) information regarding the terms and conditions of other comparable revolving credit facilities we deemed relevant; (h) information regarding the terms of other comparable private equity placements we deemed relevant; (i) the financial position and operating results of the Company compared with those of certain other publicly traded companies that we deemed relevant; (j) current and historical market prices and trading volumes of the Common Stock of the Company and other companies that we deemed relevant; (k) a draft of the Proxy Statement dated March 28, 2002 relating to obtaining stockholders' approval of the Company's issuance of Common Stock in the Private Placement and the TIDES Restructuring; and (l) certain other publicly available information concerning the Company. No single company or transaction used in the above analyses as a comparison is identical to the Company or the Recapitalization. In addition, we have held discussions with Company management to discuss the foregoing. We have also held discussions and negotiations with the Banks concerning the Company's current default under the Senior Credit Facility and the Senior Credit Facility Restructuring, the Holders of the TIDES concerning the TIDES Restructuring and prospective purchasers of the Company's shares of Common Stock in the Private Placement. In addition, we assisted the Company in identifying and evaluating strategic alternatives to the Recapitalization. We have considered other matters, which we have deemed relevant to our inquiry, and have taken into account such accepted financial and investment banking procedures and considerations, as we have deemed relevant.

     We also have taken into account the financial difficulties and liquidity issues facing the Company if it does not consummate the Recapitalization (or a comparable transaction). Our opinion herein is based, in part, on the likelihood that without the Recapitalization (or a comparable transaction), the Company will face a severe liquidity crisis. We note that as of the date of this letter, the Company is in default under its Senior Credit Facility and another financing agreement. The Company has obtained a temporary waiver from its lenders of such defaults through May 15, 2002, and the Bank Agreement term sheet provides for the Bank Agreement to contain a waiver of such defaults pending the consummation of the Recapitalization. If, however, the Company does not execute the Bank Agreement prior to May 15, 2002 and fails to obtain a permanent waiver thereafter, such defaults may give rise to certain rights to the Banks, including, without limitation, the acceleration of the maturity of the indebtedness under the Senior Credit Facility.

     In rendering our opinion, we have assumed and relied on, without independent verification, the accuracy and completeness of all the information examined by or otherwise reviewed or discussed with us for the purposes of this opinion, including, without limitation, the Forecasts provided by the Company's management and management's forecast of an impending liquidity crisis. We have not made or obtained an independent valuation or appraisal of the assets, liabilities or solvency of the Company. We have been advised by the senior management of the Company that the Forecasts examined by us have been reasonably prepared on bases and assumptions reflecting the best currently available estimates and judgments of the senior management of the Company. In that regard, we have assumed, with your consent, that (i) the Company will achieve operating results that are substantially similar to those set forth in the Forecasts and
(ii) all material assets and liabilities (contingent or otherwise) of the Company are as set forth in the Company's financial statements and other information made available to us. We express no opinion with respect to the Forecasts or the estimates, assumptions and judgments on which they were based.

     Our opinion herein is based upon economic, market, financial and other conditions existing on, and other information disclosed to us as of, the date of this letter. We have relied on counsel to the Company as to the legal rights and obligations of the Company in connection with the Recapitalization, the Recapitalization Agreements, and the Company's existing agreements affected by the Recapitalization, including, without limitation, the Senior Credit Facility. We have assumed that the Recapitalization will be consummated on the terms that we reviewed, whether described in the term sheets or in the draft Recapitalization Agreement and are referred to above without any waiver of any material terms or conditions by the Company. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion.

     William Blair & Company, L.L.C. has been engaged in the investment banking business since 1935. We regularly undertake the valuation of investment securities in connection with public offerings, private placements, business combinations, estate and gift tax valuations and similar transactions. In the ordinary course of our business, we may from time to time trade the securities of the Company for our own account and for the accounts of customers, and accordingly may at any time hold a long or short position in such securities. We have acted as financial advisor to the Company in connection with the Recapitalization and will receive fees from the Company for our services, a portion of which is contingent upon consummation of the Recapitalization. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement.

     We are familiar with the Company, having provided certain investment banking services to the Company from time to time, including advising the Company in connection with its extension and amendment of the Senior Credit Facility in August 2001.

     We are expressing no opinion herein as to the price at which the Common Stock of the Company will trade at any future time or as to the effect of the Recapitalization on the trading price of the Common Stock of the Company. Such trading price may be affected by a number of factors, including, but not limited to, (i) dispositions of the shares of Common Stock of existing stockholders or holders of Common Stock acquired in the TIDES Restructuring and the Private Placement within a short period of time after the effective date of the Recapitalization, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or in the industries in which the Company operates or serves, (v) any necessary actions by or restrictions of federal, state or other governmental agencies or regulatory authorities, and (vi) timely and contemporaneous completion of the Recapitalization on the terms and conditions set forth in the term sheets and draft Recapitalization Agreements that we reviewed and are referred to above.

     Our financial advisory services and our opinion are being provided for the use and benefit of the Board of Directors of the Company in connection with its consideration of the Recapitalization as provided for, and limited by, our engagement letter dated October 18, 2001. Our opinion is limited to the fairness, from a financial point of view, to the Company. Our opinion is not a recommendation to the Board of Directors or the stockholders of the Company as to the advisability or merits of the Recapitalization or how a stockholder of the Company should vote with respect to the Company's issuance of Common Stock in the Private Placement or the TIDES Restructuring. Our opinion does not address the solvency of the Company before or after the Recapitalization or its ability to remain solvent thereafter. This letter may not be disclosed or otherwise referred to without our prior written consent, except that this opinion may be included in its entirety in a proxy statement mailed to the stockholders by the Company and filed with the Securities and Exchange Commission in connection with obtaining stockholders' approval of the Company's issuance of Common Stock in the Private Placement and the TIDES Restructuring. In addition, this opinion may be described and referred to in such proxy statement provided that such description and reference is approved by us prior to the use of such description or reference.

     Based upon and subject to the foregoing, it is our opinion as investment bankers that, as of the date hereof, taken as a whole, (i) the consideration to be received by the Company in the Senior Credit Facility Restructuring in exchange for the new benefits provided to the Banks; (ii) the consideration to be received by the Company in the TIDES Restructuring in exchange for the new benefits provided to the Holders; and (iii) the consideration to be received by the Company in the Private Placement in exchange for the Company's issuance of its Common Stock is fair, from a financial point of view, to the Company.

                                          Very truly yours,

                                          /s/ WILLIAM BLAIR & COMPANY, L.L.C.

                                          WILLIAM BLAIR & COMPANY, L.L.C.

                              [DT INDUSTRIES LOGO]

                              DT INDUSTRIES, INC.

                        SPECIAL MEETING OF STOCKHOLDERS

                                 JUNE 19, 2002


                       ---------------------------------

                           NOTICE AND PROXY STATEMENT

                           [FRONT SIDE OF PROXY CARD]



PROXY                          DT INDUSTRIES, INC.                        PROXY
                                  DAYTON, OHIO
                        SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JUNE 19, 2002



        THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY



         The undersigned acknowledges receipt of the Proxy Statement and Notice of Special Meeting of Stockholders of DT Industries, Inc., each dated May 21, 2002, and appoints John M. Casper and Dennis S. Dockins, or either of them, with full power to act alone, the proxies and true and lawful attorneys-in-fact of the undersigned to vote all shares of stock of said Company which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held at the offices of Katten Muchin Zavis Rosenman at 525 West Monroe Street, Suite 1600, Chicago, IL 60661, on June 19, 2002, at 9:30 a.m., Central Daylight Time, and at any adjournment or postponement thereof, with the same effect as if the undersigned were present and voting such shares on the following matter and in the following manner:



                           (continued on reverse side)

--------------------------------------------------------------------------------

                              FOLD AND DETACH HERE

                            [BACK SIDE OF PROXY CARD]


The Board of Directors recommends a vote FOR the following proposals:

     1. To approve the Company's sale of 7,000,000 shares of common stock at a purchase price of $3.20 per share in a private placement.

                         FOR [ ] AGAINST [ ] ABSTAIN [ ]



     2. To approve the Company's issuance of 6,260,658 shares of common stock in exchange for $35,000,000 of outstanding preferred securities of the Company's subsidiary trust, plus $15,085,254 of accrued and unpaid cash distributions, at an exchange price of $8.00 per share.


                         FOR [ ] AGAINST [ ] ABSTAIN [ ]


                      Please mark this box if you plan to attend the meeting [ ]


The shares represented in this proxy will be voted in accordance with the specifications made. IF NO SPECIFICATIONS ARE MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED "FOR" THE PROPOSALS. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.


Dated:                             , 2002
                  -----------------
Signature(s):
                  ----------------------------------------

                  ----------------------------------------

Please date and sign exactly as name(s) appears on the stock certificate. If shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. This proxy votes all shares held in all capacities unless specified.